UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2009

Yahoo! Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-28018	77-0398689
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 First Avenue Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

(408) 349-3300

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2009, the Board of Directors of Yahoo! Inc. (the “Company”) approved the appointment of Timothy R. Morse, age 40, to serve as Chief Financial Officer of the Company, effective July 1, 2009. Mr. Morse will commence employment with the Company on June 17, 2009.

The terms of Mr. Morse’s employment are set forth in the Company’s offer letter to Mr. Morse dated June 11, 2009 (the “Offer Letter”). Mr. Morse will be employed by the Company on an “at-will” basis. He will receive a base salary at an annual rate of $500,000, subject to annual review, and will be eligible to participate in the Company’s Executive Incentive Plan, with a target bonus of 100% of his base salary. Under the Executive Incentive Plan, the actual amount of the bonus will be based 70% on Company performance and 30% on individual performance for the relevant year. Mr. Morse will be entitled to participate in the Company’s benefit programs generally available to senior executives of the Company, including the Company’s Change in Control Severance Plans, health insurance, life and disability insurance, the Employee Stock Purchase Plan, 401(k) Plan, and a Flexible Spending Plan.

Management will recommend that the Compensation Committee of the Board of Directors (the “Compensation Committee”) approve the following grants to Mr. Morse at its next regularly scheduled meeting to approve equity grants to newly-hired employees following Mr. Morse’s start date (the “Grant Date”):

•

An option to purchase 400,000 shares of the Company’s common stock at a per-share exercise price equal to the closing price of the common stock on the Grant Date, such option to vest with respect to 25% of the shares subject to the option on the first anniversary of Mr. Morse’s start date and with respect to the remaining 75% of the shares subject to the option in six equal semi-annual installments over the three-year period thereafter, contingent upon his continued employment through each vesting date, such that the option will be fully vested at the end of four years following his start date; and

•

An award of 150,000 restricted stock units (“RSUs”), such units to vest on the third anniversary of the Grant Date, subject to Mr. Morse’s continued employment through such date, and to be payable upon vesting in shares of the Company’s common stock on a one-for-one basis. In the event that Mr. Morse’s employment with the Company is terminated by the Company without Cause (as defined in the Offer Letter) during the first twelve months after Mr. Morse’s start date, then 50,000 RSUs will vest (and the balance shall terminate) as of the date of Mr. Morse’s termination of employment. If Mr. Morse’s employment with the Company is terminated by the Company without Cause after the first anniversary of Mr. Morse’s start date but prior to the third anniversary of the Grant Date, then Mr. Morse will receive accelerated vesting of 4,166.66 RSUs for each full month worked at the Company after the Grant Date (and the balance shall terminate) as of the date of Mr. Morse’s termination of employment. The RSUs, as well as the stock option grant referred to above, are subject to accelerated vesting in certain circumstances following a change in control of the Company as set forth in the Company’s standard forms of Executive Incentive Stock Option Award Agreement and Executive Incentive Restricted Stock Unit Award Agreement, copies of which have previously been filed with the Securities and Exchange Commission.

In addition, to compensate Mr. Morse for the forfeiture of certain benefits from his previous employer, Mr. Morse will receive a cash sign-on bonus of $500,000. This bonus will be subject to repayment by Mr. Morse in the event of Mr. Morse’s voluntary termination or termination by the Company with Cause in the first year of Mr. Morse’s employment.

Since January 2007, Mr. Morse has served as Senior Vice President and Chief Financial Officer of Altera Corporation. Prior to joining Altera, Mr. Morse held a number of finance and business development positions at the General Electric Company, including Finance Director for GE Plastics Europe from 2003 until July 2005, and from July 2005 as Chief Financial Officer and General Manager, Business Development for GE Plastics, a global manufacturer of engineering thermoplastics with $6.6 billion in revenue and 11,000 employees worldwide.

There are no family relationships between Mr. Morse and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On June 11, 2009, the Company issued a press release announcing Mr. Morse’s appointment as Chief Financial Officer. A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference to any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Yahoo! Inc. Press Release dated June 11, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

YAHOO! INC.
(Registrant)

	By:	/s/ Michael J. Callahan
Date: June 11, 2009		Michael J. Callahan
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Yahoo! Inc. Press Release dated June 11, 2009

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